KCS
Media: Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com
Investors: Bill Galligan, 816-983-1551, william.h.galligan@kcsr.com

NS
Media: Frank Brown, 757-629-2714, fsbrown@nscorp.com
Investors: Leanne Marilley, 757-629-2861, leanne.marilley@nscorp.com

Kansas City Southern and Norfolk Southern Complete Regulatory Review
of Meridian Speedway Joint Venture

Kansas City, Mo., and Norfolk, Va., April 10, 2006 — Kansas City Southern (KCS) (NYSE: KSU) and Norfolk Southern (NS) (NYSE: NSC) announced that they have cleared the last regulatory hurdle for the proposed KCS/NS joint venture transaction involving KCS’ Meridian Speedway. The U.S. Surface Transportation Board (STB) concluded its environmental review, thereby making that approval effective as of 12:01 a.m. Eastern Daylight Time today, April 10, 2006.

On Dec. 2, 2005, KCS and NS announced an agreement to form a joint venture to increase capacity and improve service on KCS’ Meridian Speedway between Meridian, Miss. and Shreveport, La. This rail line is an important direct rail connection moving rail traffic between the southeast and southwest U.S. The joint venture involves the contribution of KCS’ 320-mile line between Meridian, Miss. and Shreveport, La. to the joint venture company and an NS investment of $300 million in cash, substantially all of which will be used for capital improvements to increase capacity. The transaction was subject to regulatory approval from the STB.

“We are delighted with the completion of the regulatory process for our joint venture transaction,” said Michael R. Haverty, chairman, president and chief executive officer of Kansas City Southern. “Now we can move forward with it and begin implementing the capacity and service improvements that it will allow along this very important transcontinental rail corridor.”

Norfolk Southern chief executive officer Wick Moorman said, “We are eager to move ahead with the innovative joint venture. The Meridian Speedway project is a creative approach to improving the overall fluidity of the nation’s rail network, and it will help us deliver the kind of service our customers require and deserve.”

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

NS is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern U.S. and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America’s largest rail carrier of automotive parts and finished vehicles.

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